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                                                                    EXHIBIT 3(B)

                            VARIABLE UNIVERSAL LIFE
                               SELLING AGREEMENT

This Agreement is made and entered into this __ day of ________, 1999, by and among American General Life Insurance Company, a Texas domiciled insurance company ("Company"); American General Securities Incorporated, a Texas corporation ("AGSI"); Banc One Securities Corporation ("Broker/Dealer"), of Greencrest, State of Ohio; and Banc One Insurance Services Corporation ("Insurance Agent"), of Milwaukee, State of Wisconsin.

                                   RECITALS:

A. AGSI is a registered broker/dealer and the distributor of the policies identified in Schedule A of this Agreement. Company is a life insurance company.

B. Pursuant to a Distribution Agreement with AGSI ("Distribution Agreement"), Company has appointed AGSI as the principal underwriter of the class or classes of variable universal life insurance policies identified in Schedule A to this Agreement at the time that this Agreement is executed, and such other class or classes of variable universal life policies or variable life insurance policies that may be added to Schedule A from time to time in accordance with Section 2(g) of this Agreement (each, a "Class of Policies"). Such Class of Policies together with any additional policies shown on Schedule A shall be referred to herein as "Policies". Each Class of Policies will be issued by Company through one or more separate accounts ("Separate Accounts") and each Class of Policies will be funded by (i) shares of beneficial interest in certain investment companies (each series of shares of beneficial interest, a "Fund" and, together, the "Funds") and/or (ii) a fixed account option(s). Company has authorized AGSI to enter into separate written agreements with broker/dealers pursuant to which such broker/dealers would be authorized to participate in the distribution of the Policies and would agree to use their best efforts to solicit applications for the Policies.

C. The parties to this Agreement desire that Broker/Dealer and Insurance Agent be authorized to solicit applications for the sale of the Policies to the general public subject to the terms and conditions set forth herein.

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NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1. ADDITIONAL DEFINITIONS
   (a) Registration Statement - With respect to each Class of Policies, the most recent effective registration statement(s) filed with the SEC or the most recent effective post-effective amendment(s) thereto with respect to such Class of Policies, including financial statements included therein and all exhibits thereto. There may be more than one Registration Statement in effect at a time for a Class of Policies; in such case, any reference to "the Registration Statement" for a Class of Policies shall refer to any or all, depending on the context, of the Registration Statements for such Class of Policies.
   (b) Prospectus - With respect to each Class of Policies, the prospectus for such Class of Policies included within the Registration Statement for such Class of Policies; provided, however, that, if the most recently filed prospectus filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which the Registration Statement became effective differs from the prospectus on file at the time the Registration Statement became effective, the term "Prospectus" shall refer to the most recently filed prospectus filed under Rule 497 from and after the date on which it shall have been filed.
   (c)    1933 Act - The Securities Act of 1933, as amended.
   (d)    1934 Act - The Securities and Exchange Act of 1934, as amended.
   (e)    1940 Act - The Investment Company Act of 1940, as amended.
   (f) Agent - An individual associated with Insurance Agent and Broker/Dealer who is appointed by Company as an agent for the purpose of soliciting applications.
   (g) Premium - A payment made under a Policy to purchase benefits under such Policy.
   (h) Service Center - American General Life Insurance Company Variable Universal Life Administration Center, P. O. Box 4880, Houston, Texas 77210-4880, or such other address as may be designated from time to time by Company and provided to Insurance Agent and Broker/Dealer.
   (i) Operations Manual - The manual prepared and other written rules and procedures provided by Company to Agents, as revised from time to time.
   (j)    SEC - The Securities and Exchange Commission.
   (k)    NASD - The National Association of Securities Dealers, Inc.
   (l) Affiliate - With respect to a person, any other person controlling, controlled by, under common control with or licensed to use the tradename/trademark of such person.

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   (m)    Broker of Record - Generally, the person or entity designated in
          Company's records as the person or entity, with respect to a Policy, that is entitled to receive compensation payable with respect to such Policy and is able to contact directly the owner of such Policy. In the case of compensation payable with respect to a Premium, the Broker of Record shall be the party designated as such in Company's records, at the time such Premium is accepted by Company. In the case of any payment of compensation payable with respect to Policy value, the Broker of Record shall be the party designated as such in Company's records.

2. AUTHORIZATION OF BROKER/DEALER AND INSURANCE AGENT
   (a) AGSI hereby authorizes Broker/Dealer under the securities laws, and Company hereby authorizes and appoints Insurance Agent under the insurance laws, in a non-exclusive capacity, to distribute or facilitate distribution of the Policies. Broker/Dealer and Insurance Agent accept such authorization and appointment and shall use their best efforts to find purchasers for the Policies, in each case acceptable to Company.
   (b) AGSI and Company shall notify Broker/Dealer and Insurance Agent in writing of all states and jurisdictions in which Company is licensed to sell the Policies.
   (c) Broker/Dealer and Insurance Agent acknowledge that no territory is exclusively assigned hereunder, and Company reserves the right in its sole discretion to establish or appoint one or more agencies in any jurisdiction in which Insurance Agent transacts business hereunder.
   (d) Insurance Agent is vested under this Agreement with power and authority to select and recommend individuals associated with Insurance Agent for appointment as Agents of Company, and individuals so recommended by Insurance Agent may become Agents, provided that Company reserves the right in its good faith discretion to refuse to appoint any proposed agent or, once appointed, to terminate the same at any time.

   (e) Neither Broker/Dealer nor Insurance Agent shall expend or contract for the expenditure of the funds of AGSI or Company. Broker/Dealer and Insurance Agent each shall pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or unless AGSI and Company shall have agreed in advance in writing to share the cost of certain expenses. Initial and renewal state appointment fees for Agents of Company shall be paid by Company. Broker/Dealer will be obligated to pay all other fees, including, but not limited to, transfer fees and termination fees, and any other fees required to be paid to obtain state insurance licenses for Insurance Agent or appointees of Insurance Agent. Neither Broker/Dealer nor Insurance Agent shall possess or exercise any authority on behalf of AGSI or Company other than that expressly conferred on Broker/Dealer or Insurance Agent by this Agreement. In

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          particular, and without limiting the foregoing, neither Broker/Dealer nor Insurance Agent shall have any authority, nor shall either grant such authority to any Agent, on behalf of AGSI or Company: to make, alter or discharge any Policy or other contract entered into pursuant to a Policy; to waive any Policy forfeiture provision; to extend the time of paying any Premiums; or to receive any monies or Premiums due to Company from applicants for or purchasers of the Policies (except for the sole purpose of forwarding monies or premiums to Company).
   (f) Broker/Dealer and Insurance Agent acknowledge that Company has the right in its good faith discretion to reject any applications or Premiums received by it and to return or refund to an applicant such applicant's Premium.
   (g) Except as otherwise provided in Section 6 herein, Schedule A to this Agreement may not be amended by AGSI and Company without the prior written consent of Insurance Agent.
   (h) AGSI and Company acknowledge that Broker/Dealer and Insurance Agent are each an independent contractor. Accordingly, Broker/Dealer and Insurance Agent are not obliged or expected to give full time and energies to the performance of their obligations hereunder, nor are Broker/Dealer and Insurance Agent obliged or expected to represent AGSI or Company exclusively. Nothing herein contained shall constitute Broker/Dealer, Insurance Agent, Agents or any agents or representatives of Broker/Dealer or Insurance Agent as employees of Company or AGSI in connection with solicitation of applications for the Policies.

3. LICENSING AND REGISTRATION OF BROKER/DEALER, INSURANCE AGENT AND AGENTS
   (a) Broker/Dealer represents that it is a broker/dealer registered with the SEC under the 1934 Act, and is a member in good standing of the NASD. Broker/Dealer must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly registered as a broker/dealer under the 1934 Act and as required by applicable law, in each state or other jurisdiction in which Broker/Dealer intends to perform its functions and fulfill its obligations hereunder, and be a member in good standing of the NASD.
   (b) Insurance Agent represents that it is a licensed life insurance agent as required to solicit applications, except that if Insurance Agent cannot be qualified to be a licensed life insurance agent until appointed by an insurer, the Insurance Agent represents that it is qualified to be a licensed insurance agent but for the appointment by an insurer. Insurance Agent must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed and appointed by Company to sell the Policies in each state or other jurisdiction in which Insurance Agent intends to perform its functions and fulfill its obligations hereunder.

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   (c)    Broker/Dealer shall ensure that no individual shall offer or sell the
          Policies on behalf of Broker/Dealer in any state or other jurisdiction in which the Policies may lawfully be sold unless such individual is an associated person of Broker/Dealer (as that term is defined in Section 3(a)(18) of the 1934 Act) and duly registered with the NASD and any applicable state securities regulatory authority as a registered person of Broker/Dealer qualified to distribute the Policies in such state or jurisdiction.
   (d) Insurance Agent shall ensure that no individual shall offer or sell the Policies in any state or other jurisdiction unless such individual is duly licensed and appointed as an Agent of Company, and appropriately licensed, registered or otherwise qualified to offer and sell the Policies to be offered and sold by such individual under the insurance laws of such state or jurisdiction. All matters concerning the licensing of any individuals recommended for appointment by Insurance Agent under any applicable state insurance law shall be a matter directly between Insurance Agent and such individual, and the Insurance Agent shall furnish Company, upon Company's request, with proof of proper licensing of such individual or other proof, reasonably acceptable to Company, of satisfaction by such individual of licensing or appointment requirements including: (i) certificate by the Insurance Agent of the character and fitness of such individual; (ii) a copy of the most recent third party credit check or character report obtained pursuant to the licensing requirements of applicable state insurance law prior to Company's appointing any such individual as an Agent of Company; and (iii) a copy of such individual's state insurance license. Insurance Agent agrees to maintain documentation regarding the background investigation of individuals conducted prior to appointment during the period the individual is appointed by Company and shall provide such information to Company as may be required by valid request of any regulatory authority.

4. BROKER/DEALER, INSURANCE AGENT, COMPANY AND AGSI'S RIGHTS AND
    RESPONSIBILITIES
   (a) Broker/Dealer and Insurance Agent hereby represent and warrant that they are duly in compliance with all applicable federal and state securities laws and regulations, and all applicable insurance laws and regulations. Broker/Dealer and Insurance Agent each shall carry out their respective obligations under this Agreement in continued compliance with such regulations. Broker/Dealer shall be responsible for securities training, supervision and control of Agents in connection with their solicitation activities with respect to the policies and shall supervise Agents' compliance with applicable federal and state

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          securities law and NASD requirements in connection with such solicitation activities. Broker/Dealer and Insurance Agent shall use reasonable best efforts to comply and ensure that Agents comply with the rules and procedures set forth in the Operations Manual, and the rules set forth below, and Broker/Dealer and Insurance Agent shall be responsible for such compliance. Insurance Agent shall train, supervise and be responsible for the conduct of Agents in their solicitation activities in connection with the Policies, and shall supervise Agents' strict compliance with the applicable rules and regulations of any governmental or other insurance agencies that have jurisdiction over variable policies activities, as well as the rules and procedures of Company pertaining to the solicitation, sale and submission of applications for the Policies, which are set forth in Company's Operations Manual, as they may be amended from time to time in Company's good faith discretion. However, changes to Company's Operations Manual will not be effective as they relate to Insurance Agent, Broker/Dealer and Agents, unless Company provides thirty (30) days' written notice to Insurance Agent. In the event of a contradiction between the provisions of this Agreement and Company's Operations Manual, the provisions of this Agreement shall prevail. Broker/Dealer shall be solely responsible for background investigations of Agents to determine their qualifications, good character, and moral fitness to sell the Policies.
   (b) Broker/Dealer and Insurance Agent shall comply with the Principles and Code of Ethical Market Conduct (the "Principles and Code") adopted by Company and set forth in Schedule B, which is made a part hereof. Insurance Agent agrees to make available training regarding the Principles and Code to Agents and to assure compliance with the Principles and Code by Agents. Company will provide materials that may be used in such training. Schedule B may be amended or modified by Company at any time, in any manner, and without prior notice.
   (c) Broker/Dealer, Insurance Agent and Agents shall not offer or attempt to offer the Policies, nor solicit applications for the Policies, nor deliver Policies, in any state or jurisdiction in which the Policies may not lawfully be sold or offered for sale. For purposes of determining where the Policies may be offered and applications solicited, Insurance Agent may rely on written notification, as revised from time to time, that Insurance Agent receives from Company. However, changes to the Principles and Code will not be effective as to Insurance Agent, Broker/Dealer and Agents without thirty days' written notice to Insurance Agent. In the event of a contradiction between the provisions of this Agreement and the Principles and Code, the provisions of this Agreement shall prevail.
   (d) Broker/Dealer, Insurance Agent and Agents shall not solicit applications for the Policies without delivering the then-currently effective Prospectus for the Policies, the then-currently

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          effective prospectus(es) for the underlying fund(s) and, where required by state insurance law, the then-currently effective statement of additional information for the Policies.
   (e) Broker/Dealer, Insurance Agent and Agents shall not recommend the purchase of a Policy to an applicant unless each has reasonable grounds to believe that such purchase is suitable for the applicant in accordance with, among other things, applicable regulations of any state insurance commission, the SEC and the NASD.
   (f) Insurance Agent shall return promptly or facilitate the return to Company all receipts for delivered Policies, all undelivered Policies and all receipts for cancellation. Upon issuance of a Policy by Company and delivery of such Policy to Insurance Agent or its designee, Insurance Agent shall promptly deliver or facilitate delivery of such Policy to its purchaser. For purposes of this provision "promptly" shall be deemed to mean not later than five (5) calendar days. Company will assume that a Policy issued by Company will be delivered by Insurance Agent or its designee to the purchaser of such Policy within five (5) calendar days for purposes of determining when to transfer Premiums initially allocated to the Money Market Account available under such Policy to the particular investment options specified by such purchaser. As a result, if a purchaser exercises the free look provisions under a Policy, Broker/Dealer shall indemnify Company for any loss incurred by Company that results from Insurance Agent's failure to deliver or facilitate delivery of such Policy to its purchaser within the contemplated five
          (5) calendar day period.
   (g) Neither Broker/Dealer nor Insurance Agent, nor any of their directors, partners, officers, employees, registered persons, associated persons, agents or affiliated persons, in connection with the offer or sale of the Policies, shall give any information or make any representations or statements, written or oral, concerning the Policies, a Fund or Fund Shares, other than information or representations contained in the Prospectuses, statements of additional information and Registration Statements for the Policies, or a Fund, or in reports or proxy statements therefore, or in promotional, sales or advertising material or other information supplied and approved in writing by AGSI and Company.
   (h) Broker/Dealer and Insurance Agent shall not use or implement any promotional, sales or advertising material relating to the Policies without the prior written approval of AGSI and Company.
   (i) Broker/Dealer and Insurance Agent shall be solely responsible under applicable tax laws for the reporting of compensation paid to Agents.
   (j) Insurance Agent represents that it maintains and shall maintain such books and records concerning the activities of Agents as may be required by the appropriate insurance regulatory agencies that have jurisdiction and that may be reasonably required by Company

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          to adequately reflect the Policies processed through Insurance Agent.
          Insurance Agent shall make such books and records available to Company.
   (k) Broker/Dealer represents that it maintains and shall maintain appropriate books and records concerning the activities of Agents as are required by the SEC, the NASD and other agencies having jurisdiction and that may be reasonably required by AGSI to reflect adequately the Policies processed through Insurance Agent. Broker/Dealer shall make such books and records available to AGSI and/or Company at any reasonable time upon written request by AGSI and/or Company.
   (l) Company and AGSI's Books and Records and Broker/Dealer and Insurance Agent's Right to Accounting.
     (i) During the term of this Agreement, Company and AGSI shall keep accurate books of account and records covering all transactions relating to this Agreement at Company's and AGSI's principal place of business for not less than two (2) years after the expiration, or earlier termination, of this Agreement and to allow Insurance Agent, Broker/Dealer and their representatives to audit those books of account and records and to make copies of them at Insurance Agent's or Broker/Dealer's expense, provided Insurance Agent or Broker/Dealer has a good faith reason to believe that the recordkeeping is inaccurate, and provided Company or AGSI receives ten (10) days' prior written notice. If the audit reveals payments and commission fees or other payments due to Insurance Agent or Broker/Dealer in excess of 10 percent more than the payments paid to Insurance Agent or Broker/Dealer for the period covered by the audit, all audit fees, costs and expenses shall be borne by Company or AGSI, in addition to interest on the amount discovered to be due, from the first dollar more than the payments actually paid.
            Interest charged shall be in the amount of two percentage points above the prime rate as established by Bank One Wisconsin.

     (ii) If Insurance Agent's or Broker/Dealer's and Company's or AGSI's auditors shall disagree on whether the amount owed exceeds 10 percent, Insurance Agent's or Broker/Dealer's auditor(s) and Company's or AGSI's auditor(s) shall jointly select a third auditor whose determination of the amount owed shall be final and binding upon the parties.
     (iii) Insurance Agent's or Broker/Dealer's receipt and deposit of monies shall not prevent or limit Insurance Agent's or Broker/Dealer's right to contest the accuracy of correctness of any statement for those monies.
   (m) Both parties shall promptly furnish to each other or its authorized agent any reports and information that it may reasonably request for the purpose of meeting its reporting and

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          record keeping requirements under the insurance laws of any state, under any applicable federal and state securities laws, rules and regulations, and the rules of the NASD.
   (n) Broker/Dealer shall secure and maintain a fidelity bond (including coverage for larceny, embezzlement and other defalcation), issued by a reputable bonding company, covering all of its directors, officers, agents and employees who have access to funds of Company. This bond shall be maintained at Broker/Dealer's expense in at least the amount prescribed under Rule 3020 of the NASD Conduct Rules. Upon request, Broker/Dealer shall provide AGSI with a copy of said bond. Broker/Dealer shall also self-insure or secure and maintain errors and omissions insurance and shall provide evidence of same acceptable to AGSI in its good faith discretion and covering Broker/Dealer, Insurance Agent, and Agents. Broker/Dealer hereby assigns any proceeds received from any fidelity bonding company, errors and omissions or other liability coverage, to AGSI or Company as their interests may appear, to the extent of their loss due to activities covered by the bond, policy or other liability coverage. If there is any deficiency amount, whether due to a deductible or otherwise, Broker/Dealer shall promptly pay such amount on demand. Broker/Dealer hereby indemnifies and holds harmless AGSI and Company from any such deficiency and from the costs of collection thereof, including reasonable attorney's fees.

5. SALES MATERIALS
   (a) During the term of this Agreement, AGSI and Company will provide Broker/Dealer and Insurance Agent, without charge, with as many copies of Prospectuses (and any supplements thereto), current Fund prospectus(es) (and any supplements thereto) except for the One Group Investment Trust materials, as Broker/Dealer or Insurance Agent may reasonably request. Upon termination of this Agreement, Broker/Dealer and Insurance Agent will promptly return to AGSI any Prospectuses, Fund prospectuses, and other materials and supplies furnished by AGSI or Company to Broker/Dealer or Insurance Agent or to Agents.
   (b) During the term of this Agreement, Insurance Agent will be responsible for providing or having provided all promotional, sales and advertising material to be used by Broker/Dealer and Insurance Agent, subject to Company's prior written approval. Insurance Agent will file such materials or will cause such materials to be filed with the SEC, the NASD, and/or with any state securities regulatory authorities, as appropriate.
   (c) During the term of this Agreement, Broker/Dealer and Insurance Agent will comply with Company advertising procedures set forth in Schedule C to this Agreement for any

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          advertising material pertaining to Company's products. Schedule C may be amended or modified at any time by Company, in any manner, with prior notice.
   (d) Neither Company nor AGSI shall use any advertising material, prospectus, proposal, or representation either in general or in relation to a Policy of Company referring to Insurance Agent, Broker/Dealer or its Affiliates or the Policies written under this Agreement unless furnished by Insurance Agent or until the consent of Insurance Agent shall have been first secured. Neither Broker/Dealer nor Insurance Agent shall use any advertising material, prospectus, proposal, or representation either in general or in relation to a Policy of Company referring to Company, AGSI, or the Policies written under this Agreement unless furnished by Company or until Company's consent shall have been first secured. The consideration for and the giving of consent as described above shall relate to only one specific request and shall not be construed to have applied to any subsequent materials or programs. Company and/or A.G. Distributors shall be responsible for the cost of development, marketing fees, printing and advertising costs related to this Agreement, except as otherwise provided in Section 5 hereof
   (e) All requests for written consent shall contain direct reproductions of all material; i.e. art work, copy, script, photographs, videotape, magnetic recording tape, etc. to be used in the reproduction of the advertisement in the printed or electronic media. In addition, all requests shall include the schedule(s) for the commencement and duration of the advertising campaign for which the subject material will be used.

6. COMMISSION AGREEMENT
   (a) During the term of this Agreement, AGSI and Company shall pay to Insurance Agent as compensation for Policies for which Broker/Dealer is the Broker of Record, the commissions and fees set forth in Schedule A to this Agreement, as such Schedule A may be amended or modified at any time, with prior written consent of Insurance Agent, by AGSI or Company, and subject to the other provisions of this Agreement. The payment of such commissions and fees shall be subject to the terms and conditions of this Agreement and those set forth on Schedule A. Any amendment to Schedule A will be applicable to any Policy for which an initial application or premium is received by the Service Center on or after the effective date of such amendment. Compensation with respect to any Policy shall be paid to Insurance Agent only for so long as Insurance Agent appointed on the recommendation of and affiliated with Broker/Dealer is the Broker of Record for such Policy.

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   (b)    All commissions or fees payable under this Agreement shall be vested and will continue to be paid on Policies in force even after termination of this Agreement, except as otherwise provided in this subsection. No compensation shall be payable, and Insurance Agent agrees to reimburse AGSI and Company for any compensation that may have been paid to Insurance Agent or any Agents in any of the following situations: (i) Company, in its good faith discretion, determines not to issue the Policy applied for; (ii) Company refunds the premiums upon the applicant's surrender or withdrawal pursuant to any "free-look" privilege; (iii) Company refunds the premiums paid by applicant as a result of a complaint by applicant; (iv) Company determines that any person soliciting an application who is required to be licensed or any other person or entity receiving compensation for soliciting applications or premiums for the Policies is not or was not duly licensed as an insurance agent; or (v) any other situation listed in Section 8, subsections (a) (i), (ii), (iv), (vi) and (vii) of this Agreement.

7. INTERESTS IN AGREEMENT.   Agents shall have no interest in this Agreement or
   right to any commissions to be paid by AGSI, Company, Insurance Agent or Broker/Dealer. Insurance Agent and Broker/Dealer shall be jointly responsible for the payment of any commission or consideration of any kind to Agents. Insurance Agent and Broker/Dealer shall have no right to withhold or deduct any commission from any Premiums which it may collect unless and only to the extent that Schedule D to this Agreement permits Insurance Agent or Broker/Dealer to net commissions against Premiums collected. Unless otherwise provided in this Agreement, Schedule D may not be modified at any time by Company, in any manner, without the prior written consent of Insurance Agent. Insurance Agent or Broker/Dealer shall have no interest in any compensation paid by Company to AGSI or any affiliate, now or hereafter, in connection with the sale of any Policies hereunder.

8. TERMINATION OF AGREEMENT. This Agreement may be terminated by any party hereto without cause upon thirty (30) days' prior written notice to the other parties stating the date and time of termination.
   (a)    Company may also terminate this Agreement for cause:
          (i) License Suspension or Revocation. In the event of any order of suspension or revocation of Insurance Agent's license by any insurance regulatory authority or of Broker/Dealer's ceasing to be a registered broker/dealer or a member of the NASD, termination shall be effective on the date of such suspension, revocation or cessation; or
          (ii) Misapplication of Funds. In the event of Broker/Dealer or Insurance Agent's misapplication, misdirection or misappropriation of funds or property received under

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                this Agreement or in the event of their failure to remit
                promptly funds due to Company, Policy-holders or applicants, after written demand thereof, termination shall be effective immediately upon written notice; or
          (iii) Default. In the event of breach of this Agreement or Broker/Dealer or Insurance Agent's failure to timely and fully comply with Company's directives, rules, regulations or manuals, including the Operations Manual; or
          (iv) Conviction. In the event of conviction of Broker/Dealer, or Insurance Agent or any of their principal officers of a felony or of violation of the securities or insurance laws or regulations of any jurisdiction or of any law the violation of which reflects adversely upon the honesty and integrity of Broker/Dealer, or Insurance Agent or any of their principal officers, whether or not classified as a felony, termination shall be effective immediately upon written notice; or
          (v) Bankruptcy. In the event Broker/Dealer or Insurance Agent submits to or becomes subjected to bankruptcy, receivership or common law composition of creditors, termination shall be effective immediately upon notice; or
          (vi) Prejudice. In the event Broker/Dealer or Insurance Agent has otherwise acted to prejudice materially the interests of Company or AGSI in breach of this Agreement, termination shall be effective immediately upon written notice; or
          (vii) Replacement. In the event Broker/Dealer or Insurance Agent endeavors to induce agents of Company or AGSI to leave its services or Policy-owners of Company to relinquish their Policies, termination shall be effective immediately upon notice.
   (b) Broker Dealer or Insurance Agent may terminate this Agreement for cause:
          (i)   Failure of Company or AGSI to timely pay any fees or commissions due and payable to Insurance Agent under this Agreement; or
          (ii)  Failure of Company or AGSI to comply with its obligations under this Agreement.
   (c)    Cure Period.  In the event of termination for Cause pursuant to
          Section 8, subsections (a) (iii) or (b) (i) or (ii), and upon request, the other party has the right to a sixty (60) day cure period for the Breach. If the party is able to cure the Breach to the good faith satisfaction of the other party within the cure period, this Agreement will continue in effect as though it were never terminated.
   (d) Right To Terminate Due to Law. Notwithstanding the above, Company and AGSI reserve the right to discontinue offering any Policy or product at any time with written notice to Insurance Agent if it is prevented by law, rule or regulation from offering the product or Policy in a particular state or in its current form.

   (e) Right to Modify Underwriting/Pricing: Company and AGSI agree that they will not modify underwriting standards or pricing for the Policies without the prior written consent of Insurance Agent, unless such modification to the underwriting standards or pricing is: (i) due to a state and/or federal law, rule, regulation or ruling; (ii) due to an action taken by a third party, which neither the Company nor AGSI has control over; or (iii) due to the Company not meeting its profit targets as a result of actual business experience. Such written consent of Insurance Agent, shall be given in good faith, and not be unreasonably withheld. In the event that the Company and AGSI modifies the underwriting standards or pricing on the Policies due to (i), (ii) or (iii), as stated herein, then the Company or AGSI shall give sixty days written notice to the Insurance Agent.

          Upon termination of this Agreement, all authorizations, rights and obligations shall cease, except the agreements in Sections 4 (f), 4
          (k), 4 (l) and 4(m), 6, 9, 10, 12, 15, 16, 17, Schedule E, Standard 2
          (last two bullet points), and the payment of any accrued and unpaid compensation to Insurance Agent. In the event of termination of this Agreement for any violation as set forth in sections 8(a), (b), (d),
          (f) or (g) above, no compensation of any kind shall thereafter be payable to Broker/Dealer or Insurance Agent.

9. COMPLAINTS AND INVESTIGATIONS
   (a) Complaint Log. Company, AGSI , Insurance Agent and Broker/Dealer shall each develop and maintain their own log containing Policyholder complaints arising out of the policies contemplated by this Agreement, in a form and substance acceptable to each other (except that affiliated companies may develop a joint log rather than two separate logs). The log will record the date and substance of each oral and written Policyholder complaint and date and substance of resolution of each such complaint. Entries in Company and AGSI's log that pertain to complaints arising out of the policies contemplated by this Agreement shall be provided to Insurance Agent by Company upon reasonable request.
   (b) Notification of Complaints. Each party will notify the other party upon receipt of any Policyholder complaint or other complaint against that party or its agents or producers or third party vendors arising from performance, or lack thereof, of this Agreement. For purposes of this Agreement, a Policyholder complaint includes, but is not limited to, a verbal or written notification that: (1) alleges misrepresentation of information, improper sales practices or confusion over the Policy's status as a non-FDIC insured product; or
          (2) unfair
          treatment by former or current employees or agents of Insurance Agent, Broker/Dealer, Company, AGSI or Affiliates of each. Each party will, upon receipt of any summons, complaint, or notice of suit, forward such notice to the other party by facsimile transmission or by express or overnight mail. Each party will upon receipt of any inquiry from an insurance department or other regulatory body with respect to activity under this Agreement, forward such inquiry to the other party by facsimile transmission or by express or overnight mail.
   (c) AGSI, Company, Broker/Dealer and Insurance Agent shall cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Policies marketed under this Agreement. In addition, AGSI, Company, Broker/Dealer and Insurance Agent shall cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to AGSI, Broker/Dealer, their Affiliates and their agents, to the extent that such investigation or proceeding is in connection with the Policies marketed under this Agreement. Without limiting the foregoing:
          (i) Broker/Dealer and Insurance Agent will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by AGSI or Company with respect to Insurance Agent or any Agent or which may affect the issuance of any Policy marketed under this Agreement.
          (ii) Broker/Dealer and Insurance Agent will promptly notify AGSI and
               Company of any written customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Broker/Dealer, Insurance Agent or their Affiliates with respect to themselves, their Affiliates, or any Agent in connection with any Policy marketed under this Agreement or any activity in connection with any such Policy.
   (d) In the case of a customer complaint, AGSI, Company, Broker/Dealer and Insurance Agent will cooperate in investigating such complaint and any response by Broker/Dealer or Insurance Agent to such complaint will be sent to AGSI and Company for approval not less than (5) five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile. Upon receipt of all required information needed to reasonably evaluate the response, AGSI and Company agree to review and reply in a timely manner.

10. CONFIDENTIAL INFORMATION.

    (a) Information Defined. Company, AGSI, Broker/Dealer and Insurance Agent each possess certain information, including, without limitation, pricing information, computer and operational systems, marketing strategies and intellectual property rights that attach to products and services, customer lists and customer account information prepared or furnished by each party ("Information"). However, Information shall not include any portion of Information:
          (i) which, at the time of disclosure, is known to the receiving party or is generally available to the public;
          (ii) which, after disclosure, through no act on the part of the receiving party becomes generally available to the public; or
          (iii) which is furnished to the receiving party on a non-confidential basis by any third party having a bona fide right to do so; or
          (iv) that is required to be furnished to any governmental agency, by law or regulation or by order of a court of law.
    (b) Exchange of Confidential Information. All Information provided by Company or AGSI to Insurance Agent or Broker/Dealer or by Broker/Dealer or Insurance Agent to Company or AGSI pursuant to this Agreement is the confidential Information of the party providing such Information. The party receiving such Information agrees to hold such Information in confidence for the term of this Agreement and for a period of two (2) years thereafter, upon the following conditions, which are understood to be acceptable by each party:
          (i) The receiving party will receive and hold in confidence Information disclosed and will not use it except for the purposes stated in this Agreement. Accordingly, without limiting the foregoing, each party agrees that it will not use this Information in connection with any other person, firm, or corporation.
          (ii) The receiving party will take such steps as may be reasonably necessary to prevent the disclosure of Information to any third party.
          (iii) Each party will confine Information to those employees or agents (including employees of affiliates) who are directly concerned with the evaluation or use of the same, and will make disclosures only after informing the employee or agent (including employees of affiliates) of the obligations under this Agreement.
          (iv) Neither party shall analyze, reverse engineer or otherwise use for independent development any Information submitted to it by the other party. Any written materials submitted to Insurance Agent or Broker/Dealer by Company or AGSI or by Company or AGSI to Insurance Agent or Broker/Dealer shall, at the written request of the other, be returned to the other party within ten days, by secure delivery means.

11. MODIFICATION OF AGREEMENT. This Agreement supersedes all prior agreements, either oral or written, between the parties relating to the Policies and, except as otherwise provided herein, may not be modified in any way unless by written agreement signed by all of the parties hereto.

12. INDEMNIFICATION.
    (a) Broker/Dealer and Insurance Agent, jointly and severally, shall indemnify and hold harmless AGSI and Company and each person who controls or is associated with AGSI or Company within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any actual or alleged:
          (i) violation(s) by Broker/Dealer, Insurance Agent, or an Agent of federal or state securities law or regulation(s), insurance law or regulation(s), or any rule or requirement of the NASD;
          (ii) unauthorized use of sales or advertising material, any oral or written misrepresentations, or any unlawful sales practices concerning the Policies, by Broker/Dealer, Insurance Agent or an Agent;
          (iii) claims by Agents or other agents or representatives of Insurance Agent or Broker/Dealer for commissions or other compensation or remuneration of any type;
          (iv) any failure on the part of Broker/Dealer, Insurance Agent, or an Agent to submit Premiums or applications to Company, or to submit the correct amount of a Premium, on a timely basis and in accordance with Schedule D of this Agreement and the Operations Manual;
          (v) any failure on the part of Broker/Dealer, Insurance Agent, or an Agent to deliver Policies to purchasers thereof on a timely basis and in accordance with Section 4 of this Agreement and the Operations Manual; or
          (vi) a breach by Broker/Dealer or Insurance Agent of any provision of this Agreement;

          (vii) the gross negligence or intentional act or omissions of Insurance Agent or Broker/Dealer.

          This indemnification will be in addition to any liability which Broker/Dealer and Insurance Agent may otherwise have.

    (b) AGSI and Company, jointly and severally, shall indemnify and hold harmless Broker/Dealer and Insurance Agent and each person who controls or is associated with Broker/Dealer or Insurance Agent within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:
          (i) violation(s) by AGSI or Company of federal or state securities law or regulation(s), insurance law or regulation(s), or any rule or requirement of the NASD;
          (ii) unauthorized use of sales or advertising material, any oral or written misrepresentations, or any unlawful sales practices concerning the Policies, by AGSI or Company;
          (iii) claims for unpaid commissions or other compensation or remuneration of any type due to Broker/Dealer or Insurance Agent;
          (iv)  a breach by AGSI or Company of any provision of this Agreement;
          (v) the gross negligence or intentional acts or omissions of AGSI or Company.

          This indemnification will be in addition to any liability which AGSI and Company, jointly and severally, may otherwise have.

    (C) WARRANTY OF 21ST CENTURY COMPLIANCE. Company and AGSI warrant to use their best efforts to ensure all software and hardware utilized by Company or AGSI which affect the offering and servicing of the Policies under this Agreement will be 21st Century Compliant.

          "21st Century Compliant" shall be defined as software and hardware systems and services that (i) correctly processed date fields and internal date field dependent logic to accurately process and utilize dates beyond December 31, 1999; and (ii) store and represent dates in a manner which enables Company and AGSI (or Insurance Agent or Broker/Dealer, if necessary) to easily identify or use the century portion of any date fields without any special processing; (iii) otherwise performs all 21st Century Compliant functions in regular processing as required in order to perform the regular processing and servicing of the Policies hereunder. Company and AGSI will indemnify Insurance Agent and Broker/Dealer for any loss, cost, or liability incurred by either or both arising from a failure to provide such 21st Century Compliant software and hardware systems as required in this Agreement. Notwithstanding the foregoing, Insurance Agent and Broker/Dealer shall not be entitled to any recovery herein to the extent that the damages are solely caused by Insurance Agent or Broker/Dealer's failure to be 21st Century Compliant.
    (d)   TIME OF COMPLETION
          (i) The parties to this Agreement desire that the Broker/Dealer and Insurance Agent be authorized to solicit applications for the sale of the Class of Policies relating to the One VUL Solution product Policy to the general public at the earliest possible time, subject to the terms and conditions set forth herein; therefore, the parties hereto agree as follows:

                (A) The Insurance Agent and the Broker/Dealer have approved all of the terms and conditions of the One VUL Solution Product Policy in the form that such policy exists as of September 20, 1999 and understand that any changes to such terms and conditions requested by Insurance Agent, Broker/Dealer or as required by law would cause a delay in the approval of the Policy with the various state departments of insurance;

                (B) The Company will file the appropriate pre-effective
                    registration statement regarding the One VUL Solution product with the Securities and Exchange Commission no later than September 20, 1999 and will use its best efforts to have such registration statement declared effective within 120 days of filing;

                (C) The Company will begin filing the One VUL Solution product
                    Policy with the appropriate state departments of insurance no later than October 1, 1999 and will have completed all initial filings by October 20, 1999, and will use its best efforts to obtain approvals of the Policy from the various state departments of insurance as soon as possible;

                (D) The One VUL Solution product will be issue ready at the earliest possible time and in accordance with this Agreement, but in no event later than February 15, 2000; provided,however, that the Company and AGSI obtain all necessary federal and state regulatory authority approvals before February 8, 2000; that Insurance Agent and Broker/Dealer use their best efforts in assisting the Company in the development and implementation of the One VUL Solution product; and that no other event beyond the reasonable control of the Company and which has a material effect on the ability of Company to carry out the terms of the Agreement occurs that would delay the One VUL Solution product from being issue ready on February 15, 2000.

          (ii) The parties hereto understand and agree that Insurance Agent will suffer damages in the event that the One VUL Solution product is not issue ready on February 15, 2000; therefore, in the event that the One VUL Solution product is not issue ready on February 15, 2000, the Company will pay Insurance Agent, as liquidated damages, an amount equal to $250,000 per Month ("Month" to be defined as each thirty day period) for such delay (the "Delay Payment"); provided however, that the Company shall not owe to Insurance Agent any Delay Payment if such delay is as a result of (x) changes to the terms and conditions of the form of the One VUL Solution product policy that exists as of September 20, 1999 if such changes were requested by Insurance Agent, Broker/Dealer or as required by law; (y) the Company's inability to obtain all necessary federal and state regulatory authority approvals before February 8, 2000; or (z) an event that is beyond the reasonable control of the Company and which has a material effect on the ability of Company to carry out the terms of the Agreement has occurred.

          (iii) The Delay Payment shall be pro-rated, if necessary, and the total amount due for any one Month, including any pro-rated amounts, shall be due and payable within five days after the end of each Month. This provision for liquidated damages is solely applicable to the failure by the Company to complete the work in a timely manner and is not applicable to a breach or default by the Company of any other provision of this Agreement.

          (iv) The parties agree to use reasonable good faith efforts to continue development of the One VUL Solution product as well as modifications thereof which would enable Insurance

                Agent to offer simplified issue to a greater number of Customers, and as otherwise agreed to by the parties from time to time.

    (e) After receipt by a party entitled to indemnification ("indemnified party") under this Section 12 of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Section 12 ("indemnifying party"), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission so as to notify the indemnifying party will not relieve it from any liability under this
          Section 12, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceedings. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if such proceeding is settled with such consent or if final judgment is entered in such proceeding for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

13. Rights, Remedies, etc. are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

14. NOTICES. All notices hereunder are to be made in writing and shall be given: if to AGSI, to:

          American General Securities Incorporated
          Attention:  Chief Compliance Officer
          2727 Allen Parkway
          Houston, Texas 77019

    if to Company, to:

          American General Life Insurance Company
          Attention: General Counsel
          2929 Allen Parkway
          Houston, Texas 77019

    if to Broker/Dealer, to:                 if to Insurance Agent, to:

    Banc One Securities Corp.                Banc One Insurance Services Corp
    733 Greencrest Drive                     111 East Wisconsin Avenue
    Westerville, OH 43081                    Milwaukee, WI 53202
    Attention:  _________________            Attention: Glen J. Milesko,
                                             President & CEO

    or such other address as such party may hereafter specify in writing. Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, and shall be effective upon delivery.

15. INTERPRETATION, JURISDICTION, ETC. This Agreement and any proprietary variable universal life agreement constitute the whole agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior oral or written understandings, agreements or negotiations between the parties with respect to the subject matter hereof. No prior writings by or between the parties hereto with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. Time is of the essence with respect to any time periods or dates agreed upon in the Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the State of Wisconsin without giving effect to principles of conflict of laws.

16. CUSTOMER CONFIDENTIALITY:
   (a) Company and AGSI agree that the names and addresses of all customers and prospective customers of the Insurance Agent, Broker/Dealer, and of Insurance Agent and Broker/Dealer's parent company and of any Affiliated company which may come to the attention of the Company or AGSI as the result of disclosure by Insurance Agent or Broker/Dealer are confidential and will remain confidential for a period of two years following termination of this Agreement, regardless of the cause of termination. Such customer information shall not be used during such time period, without the prior written consent of the Insurance Agent, by Company or AGSI for any purpose whatsoever except as may be necessary in connection with the administration and servicing of the Policies sold by or through the Insurance Agent or Broker/Dealer pursuant to this Agreement.
   (b) In no event shall the names and addresses of such customers and prospective customers be furnished by Company or AGSI to any other company or person including, but not limited to: (1) any of its managers, agents or brokers which are not associated with the Insurance Agent or Broker/Dealer, (2) any company affiliated with Company or AGSI or any manager, agent or broker of such company, or
          (3) any securities broker-dealer or any insurance agent affiliated with such broker-dealer, except as is necessary to effectuate the terms of this Agreement (the parties referred to in subsections (1)-
          (3) are hereinafter referred to as "Company Affiliates"). If such information is furnished by Company or AGSI to Company Affiliates pursuant to this section, the Company Affiliates must agree to treat this information as confidential and will not use this information except in accordance with this section. Company and AGSI and Company Affiliates agree that they shall not solicit any customers whose names it is agreed constitute confidential information pursuant to this Section, except where this business is solicited for Insurance Agent or Broker/Dealer, and is agreed to by Insurance Agent.
   (c) The intent of this paragraph is that Company, AGSI and Company Affiliates shall not utilize, or knowingly permit to be utilized, the information, gained through this Agreement, of Insurance Agent, Broker/Dealer or of its parent company or of any Affiliates or of the customers of any of the foregoing for the solicitation of sales of any product or service.

   (d) Notwithstanding the above, Company and AGSI and Company Affiliates shall be free to comply with any proper regulatory demand for information which relates to this Agreement and Insurance Agent and Broker/Dealer and to provide on a customary and routine basis, communications which are sent, generally, by Company, AGSI or Company Affiliates to its Policyholders.
   (e)    This section 16 shall survive termination of this Agreement.

17. SETOFFS; CHARGEBACKS. Broker/Dealer and Insurance Agent hereby authorize AGSI and Company to set off from all amounts otherwise payable to Broker/Dealer and Insurance Agent all liabilities of Broker/Dealer, Insurance Agent or Agents. Broker/Dealer and Insurance Agent shall be jointly and severally liable for the payment of all monies due to AGSI and/or Company which may arise out of this Agreement or any other agreement between Broker/Dealer, Insurance Agent and AGSI or Company including, but not limited to, any liability for any chargebacks or for any amounts advanced by or otherwise due AGSI or Company hereunder. AGSI and Company do not waive any of their rights to pursue collection of any indebtedness owed by Broker/Dealer or Insurance Agent or its Agents to AGSI or Company. In the event AGSI or Company initiates legal action to collect any indebtedness of Broker/Dealer, Insurance Agent or its Agents, Broker/Dealer and Insurance Agent shall reimburse AGSI and Company for reasonable attorney fees and expenses in connection therewith. [Neither AGSI nor the Company shall be required to pay any commissions as compensation for the Policies in advance of such compensation becoming due to Insurance Agent.

18. HEADINGS. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

20. SEVERABILITY. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

21.MOST FAVORED CUSTOMER/EXCLUSIVITY.
   (a) For the period covered by this Agreement, Company and AGSI agree to treat Insurance Agent and Broker/Dealer as a most favored bank-related insurance agency and broker/dealer. Company and AGSI agree that they will not reassign staff to work on any other project to the detriment of Insurance Agent or Broker/Dealer without consulting with Insurance Agent or Broker/Dealer.
   (b) Company and AGSI represent that the prices, terms, benefits, warranties and payments, structures and features of the variable universal life products authorized herein under this Agreement are comparable to or better than terms of a similar nature offered by Company or AGSI to any current bank-related insurance agency or broker/dealer for a similar class of variable universal life products. If, during the term of this Agreement, Company or AGSI offer an arrangement not included in this Agreement for a similar class of variable universal life products authorized herein to any other bank-related insurance agent or broker/dealer which is similarly situated to Insurance Agent providing such bank-related agency or broker/dealer with more favorable terms, Company and AGSI agree the same or similar arrangement will be offered if Insurance Agent and/or Broker/Dealer meet or exceed the same criteria and this Agreement shall thereupon be deemed amended to provide the same or similar terms or arrangement to Insurance Agent and/or Broker/Dealer.
   (c) Company and AGSI agree that the product design, features, benefits and structure of the variable universal life product hereunder is confidential to and proprietary to Insurance Agent. Accordingly, Company and AGSI agree that they will not market and distribute the variable universal life product designed under the program pursuant to this Agreement either by themselves or through Company Affiliates, associations and business partners. Insurance Agent and Broker/Dealer, in turn, agree to use reasonable best efforts to promote the variable universal life products available under this Agreement to generate reasonable annual sales based on agreed upon production objectives.

22. The parties agree that the attached Schedule E shall be incorporated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BANC ONE SECURITIES CORPORATION             BANC ONE INSURANCE SERVICES
"Broker/Dealer"                             CORPORATION "INSURANCE AGENT"


By:                                         By:
   -----------------------------               ------------------------------
Name:                                       Name:  Glen J. Milesko
     ---------------------------
       (Printed Name)
Title:                                      Title:   President and CEO
      --------------------------
Date:                                       Date:
     ---------------------------                 ----------------------------


AMERICAN GENERAL LIFE INSURANCE             AMERICAN GENERAL SECURITIES
COMPANY                                     INCORPORATED

By:                                         By:
   -----------------------------               ------------------------------
Name:                                       Name:
     ---------------------------                 ----------------------------
       (Printed Name)                              (Printed Name)
Title:                                      Title:
      --------------------------                  ---------------------------

                     EXHIBITS FOR VARIABLE UNIVERSAL LIFE
                               SELLING AGREEMENT

Schedule A - Commissions Schedule
Schedule B - Principles and Code
Schedule C - Advertising Procedures
Schedule D - Net Premiums
Schedule E - Marketing and Customer Service Compliance Standards

                                  SCHEDULE A
                        TO THE VARIABLE UNIVERSAL LIFE

     SELLING AGREEMENT DATED ____________________AMONG BANC ONE SECURITIES
          CORPORATION ("BROKER/DEALER"), BANC ONE INSURANCE SERVICES
       CORPORATION ("INSURANCE AGENT"), AMERICAN GENERAL LIFE INSURANCE
                              COMPANY ("COMPANY")
                                      AND
              AMERICAN GENERAL SECURITIES INCORPORATED  ("AGSI")

The Selling Agreement described above is hereby supplemented as provided in the section titled "Commission Agreement," to define the current rate of gross commissions payable on the authorized products shown below.

PRODUCTS

Insurance Agent's authority as a soliciting agent of the Company shall be for the following product(s):

     The One(R) VUL Solution/(SM)/
     (Policy Form No. 99615)

COMMISSIONS

The Commissions Schedule below is subject to the terms and conditions of the Agreement to which it is attached. In no event shall the Company be liable for payment of any commissions with respect to any solicitation made, in whole or in part, by any person not appropriately licensed and appointed prior to the commencement of the solicitation.

1.  ANNUAL COMMISSIONS TO BE PAID TO INSURANCE AGENCY.

     (a) FOR A POLICY ISSUED BASED ON SIMPLIFIED UNDERWRITING.

          For a Policy issued based on simplified underwriting, compensation will be paid based on either (i) Percent of Premium or (ii) Policy Accumulation Value (Trail).

          (i)   Compensation based on Percent of Premium.

                .  6% of premiums paid

          (ii)  Compensation based on Accumulation Value.

                . Non-Modified Endowment Contract Policies. Beginning with the first Policy year, a trail commission of 1.20% of each Policy's accumulation value (reduced by any outstanding loans), in the variable investment options. The trail commission will be reduced by 0.25% beginning in Policy Year
                   11. Thus, the schedule in effect is as follows: (i) 1.20% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 1 through 10; and (2) 0.95% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 11 through 15.

                . Modified Endowment Contract Policies. Beginning with the first Policy year, a trail commission of 1.20% of each Policy's accumulation value (reduced by any outstanding loans), in the variable investment options. The trail commission will be reduced by 0.15% beginning in Policy Year
                   6. Thus, the schedule in effect is as follows: (i) 1.20% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 1 through 5; and (2) 1.05% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 6 through 10.

(b) FOR A POLICY ISSUED BASED ON FULL UNDERWRITING.

     For a Policy issued based on full underwriting, compensation will be paid based on either (i) Percent of Premium or (ii) Policy Accumulation Value (Trail),

     (i)   Compensation based on Percent of Premium.

           . 6% of premiums paid in the first Policy year through Policy Year 3 up to the Target Premium; and

           .  3% of premiums paid in Policy years 4+ up to the Target
              Premium.

     (ii) Compensation based on Accumulation Value. Beginning with the first Policy year, a trail commission of 2.50% of each Policy's accumulation value (reduced by any outstanding loans), in the variable investment options. The trail commission will be reduced by 1.50% beginning in Policy year 2, with further reductions of 0.50% in Policy year 11 and 0.25% in Policy year 21. Thus, the schedule in effect is as follows: (i) 2.50% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy year 1; (ii) 1.00% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 2 through 10; (iii) 0.50% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 11 through 20; and (iv) 0.25% of each Policy's accumulation value (reduced by any outstanding loans) in the variable investment options for Policy years 21+.

2.  CHARGEBACKS.

The following commission chargebacks shall apply on Policy surrender:

    . 100% of commissions paid on a Policy surrendered during the first Policy year; and
    . 75% of commissions paid on a Policy surrendered during the second Policy year.

This commission chargeback schedule shall only apply to compensation paid based on percent of premium.

3.  TARGET PREMIUM.

    The Target Premium is the maximum amount of premium to which the first year commission rate applies. Commissions paid on premiums received in excess of the Target Premium are paid at the excess rate. The Target Premium is an amount calculated in accordance with the method of calculation and rates from the American General Life Target Premium schedules. The Company may change the Target Premium schedules from time to time. The Target Premium applicable to a particular coverage shall be determined from the schedule in force when the first premium for such coverage is entered as paid in accounting records of the Company.

4.  TRAIL COMMISSIONS: WHEN PAID.

    The annual trail commissions, as set forth in above, are calculated on a quarterly basis and are applied to the entire unloaned accumulation value on each quarterly Policy anniversary. Payment will be made at the end of the calendar quarter immediately following the corresponding quarterly Policy anniversary. For example, for Policies issued November 1, 1999, the first trail payment is based on the unloaned accumulation value as of February 1, 2000, but is not payable until the calendar quarter ending March 31, 2000, and mailed shortly thereafter.

5.  CHANGE OF BROKER-DEALER.

    A Policy owner may elect to change representation to another broker-dealer subsequent to the sale of the Policy, solely in the Policy owner's discretion. After such change, further compensation paid for the Policy will be paid to the new broker-dealer.

6.  GUIDELINES AND COMMISSIONS ON INTERNAL EXCHANGES.

    Generally, no commissions will be earned on the initial exchange of any Company contract or any contract issued by a company which is affiliated with the Company for The One(R) VUL Solution/(sM)./ All subsequent premium payments will receive commissions calculated in accordance with the administrative rules established by the Company in its sole discretion and in effect at the time of the exchange.

EFFECTIVE DATE:

This SCHEDULE A shall be effective for authorized products sold on and after __________________________, and shall continue in effect until amended, supplemented, or superseded by written agreement of all the parties.

Acknowledged and Agreed:

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

BANC ONE SECURITIES CORPORATION      BANC ONE INSURANCE SERVICES, INC.

By:                                  By:
   -----------------------------        ------------------------------

Name:                                Name:
     ---------------------------          ----------------------------
       (Printed Name)                           (Printed Name)

Title:                               Title:
      --------------------------           ---------------------------


AMERICAN GENERAL LIFE INSURANCE      AMERICAN GENERAL SECURITIES
COMPANY                              INCORPORATED

By:                                  By:
   -----------------------------        ------------------------------

Name:                                Name:
     ---------------------------          ----------------------------
       (Printed Name)                           (Printed Name)

Title:                               Title:
      --------------------------           ---------------------------

                                  SCHEDULE B

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                 PRINCIPLES AND CODE OF ETHICAL MARKET CONDUCT

                              DATED JUNE 24, 1997

NOTE:  The principles appear in bold. The remaining text constitutes the code.

1. AMERICAN GENERAL LIFE INSURANCE COMPANY WILL CONDUCT BUSINESS ACCORDING TO HIGH STANDARDS OF HONESTY AND FAIRNESS AND WILL RENDER THAT SERVICE TO THEIR CUSTOMERS WHICH, IN THE SAME CIRCUMSTANCES, THEY WOULD APPLY TO OR DEMAND FOR THEMSELVES.

   To conduct business according to high standards of honesty and fairness, American General Life Insurance Company will implement policies and procedures designed to provide reasonable assurance that:

   a. Insofar as individual products or those marketed on an individual basis are concerned, American General's distributors make reasonable efforts to determine the insurable needs or financial objectives of American General's customers based upon relevant information obtained from the customer and enter into transactions which assist the customer in meeting his or her insurable needs or financial objectives.

   b. American General maintains compliance with applicable laws and regulations.

   c. In cooperation with consumers, regulators and others, American General affirmatively seeks to improve the practices for sales and marketing of life and annuity products.

   d. The Principles of Ethical Market Conduct are reflected in American General's policies and practices.

2. AMERICAN GENERAL LIFE INSURANCE COMPANY WILL PROVIDE COMPETENT AND CUSTOMER-FOCUSED SALES AND SERVICE.

   To provide for competent sales and services of life and annuity products, American General Life Insurance Company will develop policies and procedures designed to provide reasonable assurance that:

   a. American General's distributors are of good character and business repute, and have appropriate qualifications and training.

   b. American General's distributors are duly licensed or otherwise qualified under state law.

   c. American General's distributors and employees involved in the sales process are adequately trained, as appropriate to American General's distribution system, to focus on customers' needs and objectives.

   d. American General's distributors have adequate knowledge of American General's products and their operation.

   e. American General's distributors and employees involved in the sales process are trained, as appropriate to its distribution system, in the need to comply with applicable insurance laws and regulations and the concepts in the Principles and Code of Ethical Market Conduct.

   f. American General's distributors and employees involved in the sales process participate, as appropriate to American General's distribution system, in continuing education.

3. AMERICAN GENERAL LIFE INSURANCE COMPANY WILL ENGAGE IN ACTIVE AND FAIR COMPETITION.

   American General Life Insurance Company is committed to competition as the most effective and efficient means of providing products and services to customers. Competition is also the most efficient regulator of activities. To maintain and enhance competition in the marketplace for life and annuity products, American General will develop policies and procedures designed to provide reasonable assurance that:

   a. American General maintains compliance with applicable state and federal laws fostering fair competition.

   b. American General's distributors do not replace existing life insurance policies and annuity policies without first communicating to the customer, in a manner consistent with Principle 4, information that he or she needs in order to ascertain whether such replacement of existing policies or contracts may or may not be in his or her best interest.

   c. American General's distributors and employees involved in the sales process refrain from disparaging competitor insurers.

4. AMERICAN GENERAL LIFE INSURANCE COMPANY WILL PROVIDE ADVERTISING AND SALES MATERIALS THAT ARE CLEAR AS TO PURPOSE AND HONEST AND FAIR AS TO CONTENT.

   To provide sales and advertising materials which are clear as to purpose and honest and fair as to content, American General Life Insurance Company will develop policies and procedures designed to provide reasonable assurance that:

   a. Presentation of any material designed to lead to sales or solicitation of life and annuity products is done in a manner consistent with the best interests of the customer. All such sales or solicitation communications should be based upon the principles of fair dealing and good faith, and will have a sound basis in fact.

   b. Materials presented as part of a sale are comprehensible in light of the complexity of the product being sold.

   c. American General maintains compliance with applicable laws and regulations related to advertising, unfair trade practices, sales illustrations, and other similar provisions.

   d. Illustrations of premiums and considerations, costs, values, and benefits are accurate and fair, and contain appropriate disclosure of amounts which are not guaranteed and those which are guaranteed in the policy or contract.

5. AMERICAN GENERAL LIFE INSURANCE COMPANY WILL PROVIDE FOR FAIR AND EXPEDITIOUS HANDLING OF CUSTOMER COMPLAINTS AND DISPUTES.

   To resolve any complaints and disputes that may arise concerning market conduct, American General Life Insurance Company will develop policies and procedures designed to provide reasonable assurance that:

   a. Complaints are identified, evaluated, and handled in compliance with applicable state law and regulations related to consumer complaint handling.

   b. Good faith efforts are made to resolve complaints and disputes without resorting to civil litigation.

6. AMERICAN GENERAL LIFE INSURANCE COMPANY WILL MAINTAIN A SYSTEM OF SUPERVISION AND REVIEW THAT IS REASONABLY DESIGNED TO ACHIEVE COMPLIANCE WITH THESE PRINCIPLES OF ETHICAL MARKET CONDUCT.

   American General Life Insurance Company will develop or assign responsibilities designed to provide reasonable assurance, as appropriate to American General's size and distribution system, that:

   a. American General establishes and enforces policies and procedures reasonably designed to comply with the Principles and Code of Ethical Market Conduct.

   b. There is an adequate system of supervision of the market activities of its distributors and employees involved in the sales process in order to monitor their compliance with these Principles and Code and applicable laws and regulations.

   c. Compliance training sessions are conducted for employees involved in the sales process and instruction on American General's compliance requirements is made available to all distributors.

   d. Policies and procedures provide for auditing and monitoring of information related to sales practices of its employees involved in the sales process and distributors.

                                  SCHEDULE C

              AMERICAN GENERAL LIFE INSURANCE COMPANY ("COMPANY")
                            ADVERTISING PROCEDURES

ADVERTISING GENERALLY INCLUDES:

(a)  printed or published materials;
(b)  audiovisual material and descriptive literature;
(c)  newspaper, radio, television, and billboard ads;
(d)  prepared sales talks;
(e)  sales presentations;
(f)  illustrations and form letters;
(g)  representations made by agents;
(h)  circulars and leaflets;
(i)  letters of solicitation;
(j)  direct mail solicitations;
(k)  telephone solicitation, both inbound and outbound;
(l)  web sites;
(m)  any material used to sell, retain, or modify an insurance policy; and
(n) material used for the recruitment, training, and education of Company's personnel and agents that is designed to be used or is used to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain a policy.

ADVERTISING GENERALLY DOES NOT INCLUDE:

(a) interorganizational materials used by an insurer and not for public distribution;
(b) communications with policyholders other than materials urging policyholders to purchase, increase, modify, or retain a policy;
(c) a general announcement sent by a group policyholder to members of the eligible group that a policy has been written or arranged;
(d) correspondence between a prospective group policyholder and an insurer in the course of negotiating a group Policy;
(e) materials used solely for the recruitment, training, and education of an insurer's personnel and agents provided that the material does not induce the public to purchase, increase, modify or retain a policy of insurance.

ALL ADVERTISEMENTS MUST:

(a)  Not be misleading, confusing, or deceptive;
(b)  Must be factually accurate;
(c)  Clearly identify the full name of the insurer;
(d)  Make clear that insurance is the subject of the solicitation;
(e)  Clearly identify the type of insurance being sold;
(f)  Not give the appearance of selling stock or other securities;
(g) Except for variable products, not give the appearance of being a solicitation of or by an investment department;
(h) Not state that the policy is available for a limited time only, unless such is truly the case;

(i) Include policy form numbers if a specific policy is advertised (place in bottom right corner);
(j) Include a Control Number designation with blank to be completed by Company, in bottom left corner. (This indicates Company's approval of the ad.);
(k)  Conform to Associated Press (AP) style;
(l) Indicate that available endorsements and/or riders may be subject to additional costs, if such is true;
(m)  Verify that all testimonials, appraisals and analyses are genuine;
(n)  Not state, imply or create an impression that the insurer is recommended by
     U. S. Government or any state or other governmental agency;
(o) Not advertise benefits that do not match the policy benefits contained in the Policy;
(p) Not disparage competitors, their policies, services, business methods, or practices;
(q)  Not make inaccurate comparisons with competitors;
(r) Not make unfair or incomplete comparisons of policies, benefits, dividends, or rates;
(s) Not include the term "savings," "investment," "investment plan," "savings plan," "interest plan," "founders plan," "dividends," "cash dividends," "surplus," "units of participation," "profit sharing," or "charter plan" to imply that the product advertised is something other than insurance;
(t) Not refer to premiums as deposits, savings, or contributions, unless the use of these terms is not misleading in the context in which they are used;
(u) Not imply that policyholders are part of an introductory, initial or special offer, unless such is truly the case;
(v) Not indicate that the agent is a financial planner, investment adviser, or other expert unless the agent has appropriate credentials to support such a statement;

REQUIRED DISCLOSURES:

(a)  All policy benefits advertised must include limitations and exclusions;
(b) The guaranteed rate must be disclosed with EQUAL PROMINENCE if the current rate is displayed, if advertising is to be used in states that require equal prominence (see attached list for current list of states);
(c) If rates are advertised, the time period during which they will be offered must be included;
(d) Ads which are invitations to contract or which describe the policy features must disclose all expenses and policy fees (including but not limited to surrender charges and 10% federal income tax penalty for withdrawals of interest prior to age 59 1/2);
(e) Ads for products offered through financial institutions must include the OCC disclosure:

                  ----------------------------
                  |NOT      |  MAY LOSE VALUE|
                  |FDIC-    |  NO BANK       |
                  |INSURED  |  GUARANTEE     |
                  ----------------------------

     This disclosure should be at least as large as the text describing the financial institution's investment products. The disclosure should appear on the cover of the brochure or on the first part of the relevant written text;
(f) Ads must clearly identify the company selling the insurance product and not suggest that a financial institution or other entity is the seller;
(g) Advertisements containing insurer ratings must identify the scope/extent of the ratings;
(h) Any use of the word "guaranteed" must be accompanied by a statement that clearly identifies what is guaranteed and by whom;

(i) Printed product advertisements that will be distributed exclusively in California must include the individual agent's or the agency's California license number. The license number must be the same size as the telephone or fax number or address printed on the advertisement;
(j) Advertisements that will be distributed in Florida must include the name of the Florida licensed soliciting agent. This requirement may be satisfied by attaching the agent's business card to the advertisement.

APPROVAL AND SUBMISSION PROCEDURES:

All advertising materials referencing Company or an annuity or insurance product issued by Company must be approved in writing by Company prior to use. All requests for written consent of advertisement must be forwarded to:

American General Life Insurance Company
Attn: Theresa Jacoby
2929 Allen Parkway
Houston, TX  77019

Please allow for 10 business days' turnaround from the time that the request for written consent is received by Company.

STATES THAT REQUIRE EQUAL PROMINENCE IN ADVERTISING:
Alabama                 Maryland                  North Carolina
Florida                 Michigan                  North Dakota
Georgia                 Missouri                  Oklahoma
Indiana                 Nebraska                  South Dakota
Iowa                    Nevada                    Texas
Kansas                  New Mexico                Washington
Louisiana               New York                  Wisconsin

Note: In Minnesota, you cannot advertise the interest rate unless the effective net annual yield is disclosed in an equally prominent manner.

                                  SCHEDULE D
                                    TO THE
                            VARIABLE UNIVERSAL LIFE
                               SELLING AGREEMENT

                          DATED ____________________

                                     AMONG
              BANC ONE SECURITIES CORPORATION ("BROKER/DEALER"),
         BANC ONE INSURANCE SERVICES CORPORATION ("INSURANCE AGENT"),
              AMERICAN GENERAL LIFE INSURANCE COMPANY ("COMPANY")
                                      AND
              AMERICAN GENERAL SECURITIES INCORPORATED  ("AGSI ")

The Selling Agreement described above is hereby supplemented as provided in the section titled "Interests in Agreement," to define the current method of accounting and payment requirements of the Company.

Insurance Agent and/or Broker/Dealer agrees to render to Company or its designated third-party administrator ("TPA") detailed policy transaction reports identifying the insured, Policy number, premium amount, and such other specific data as Company may request.

Insurance Agent and/or Broker/Dealer agrees to provide Company or its TPA with Policy transaction reports via submission of properly completed Daily Premium Reports and copies of applications for all Policies issued.

Insurance Agent and/or Broker/Dealer agrees to deposit the gross premiums hereunder in Company's designated accounts established at Banc One branches no later than the close of each business day for business issued on the business day last preceding the date of the Daily Premium Report. Such Company designated accounts shall be established solely for the Company products on Schedule A to the Selling Agreement described herein, and shall be separate from any accounts set up by any affiliates of the Company.

Insurance Agent and Broker/Dealer agree that no maintenance fees, service charges, or any other fees or charges will be assessed against Company by Agent and Broker/Dealer; however any applicable fees from other affiliates of Insurance Agent and Broker/Dealer will not be waived.

Insurance Agent and Broker/Dealer agree that neither Insurance Agent nor Broker/Dealer is authorized to issue checks on Company's account.

This Schedule D shall in no way provide for gross premiums received, hereunder, in Company's designated accounts to be netted against any payable compensation as set forth in Schedule A to the Selling Agreement described herein.

EFFECTIVE DATE:

This SCHEDULE D shall be effective for authorized products sold on and after ___________________________, and shall continue in effect until amended, supplemented, or superseded.

Acknowledged and Agreed:

"BROKER/DEALER"                          "INSURANCE AGENT"
BANC ONE SECURITIES CORPORATION          BANC ONE INSURANCE SERVICES CORPORATION

By:                                       By:
   ------------------------------            -------------------------------

Name:                                     Name:
     ----------------------------              -----------------------------
       (Printed Name)                         (Printed Name)

Title:                                    Title:
      ---------------------------               ----------------------------


AMERICAN GENERAL LIFE INSURANCE           AMERICAN GENERAL SECURITIES
COMPANY                                   INCORPORATED

By:                                       By:
   ------------------------------            -------------------------------

Name:                                     Name:
     ----------------------------              -----------------------------
       (Printed Name)                         (Printed Name)

Title:                                    Title:
      ---------------------------               ----------------------------

                                                                          INSERT

                                  SCHEDULE E
                        MARKETING AND CUSTOMER SERVICE
                             COMPLIANCE STANDARDS

American General Life Insurance Company ("Company"), Banc One Securities Corporation ("Broker/Dealer"), and Banc One Insurance Services Corporation ("Insurance Agent") acknowledge that marketing insurance products through financial institutions presents unique customer service and compliance challenges. Primarily, in marketing insurance products through financial institutions the Company, Broker/Dealer and Insurance Agent must ensure that their clients understand that they are purchasing an insurance product underwritten by the Company and not an FDIC insured financial institution product. Secondly, the Company, Broker/Dealer and Insurance Agent recognize that the insurance products made available in the financial institution market are typically purchased by older consumers. The Company, Broker/Dealer and Insurance Agent must ensure that their insurance purchasing clients understand the nature and terms of the insurance product they are considering. Further, the Company, Broker/Dealer and Insurance Agent must exercise reasonable care to ensure that the insurance product purchased by the client is suitable for that particular client. The Company, Broker/Dealer and Insurance Agent recognize and understand these compliance and customer services challenges. Company, Broker/Dealer and Insurance Agent accept the responsibility of appropriately servicing the financial institution markets and have established the following compliance and customer service standards ("Standards").

The Standards discussed below are intended to establish a criteria to allow the Company, Broker/Dealer and Insurance Agent to present a level of customer service and compliance to their customers that should be expected of insurance product providers in the financial institution market.

These Standards have been established consistent with and in furtherance of Company's commitment to conducting itself with the highest standards of responsibility and upholding its values: people make the difference, straightforward communication, commitment to integrity, and energy and drive to succeed.

These Standards should be read as supplementary to the terms and conditions of the Variable Universal Life Selling Agreement ("Agreement") and the schedules attached thereto. If there is any conflict between the language in the Standards and the terms and conditions of the Agreement, the terms and conditions of the Agreement will control, specifically the Insurance Agents' Duties and Responsibilities in Section 4 of the Agreement.

STANDARD 1: COMPANY, BROKER/DEALER AND INSURANCE AGENT WILL PROVIDE EFFECTIVE AND EFFICIENT CUSTOMER SERVICE.

   . Company, Broker/Dealer and Insurance Agent acknowledge that they must provide exemplary customer service to customers.
   . Company, Broker/Dealer and Insurance Agent will respond to all customer inquiries and complaints as quickly as practical so to provide customers with a meaningful response.
   . Company, Broker/Dealer and Insurance Agent will, in responding to customer inquiries and complaints, utilize straightforward communication in addressing that customers' inquiry or complaint.
   . Insurance Agent will, when appropriate, direct customer inquiries and complaints directly to Company for response and not advise customers to address inquiries or complaints to state or federal regulators.
   . Insurance Agent will work with Company to promptly obtain and remit all information required to provide a complete response to a customer complaint or inquiry.

STANDARD 2: COMPANY, BROKER/DEALER AND INSURANCE AGENT WILL ONLY SELL A CUSTOMER PRODUCTS THAT MEET THE CUSTOMER'S FINANCIAL AND INSURANCE NEEDS.

   . Company, Broker/Dealer and Insurance Agent will sell an insurance product to a customer only after conducting a thorough review of the customers' insurance needs and determining that the insurance product recommended meets that customer's need.
   . Insurance Agent will establish procedures to ensure that its selling representative utilizes appropriate suitability tools to determine if an insurance product is acceptable for the customer.
   . Company will refund to the customer all premium payments received by Company if it is later determined that an insurance product sold to a customer did not meet the customer's stated needs. Such refunds shall be made under applicable Company policies and procedures.
   . If the Company refunds the customer's premium payments because it is determined that the insurance product did not meet the customer's stated needs the Insurance Agent will refund to Company all commissions earned by Insurance Agent for the sale of that insurance product in compliance with the Company's chargeback policies and procedures which shall not be contrary to the terms of this Agreement.

STANDARD 3: THE COMPANY, BROKER/DEALER AND INSURANCE AGENT WILL ONLY MARKET THROUGH QUALIFIED SALES REPRESENTATIVES.

   . Insurance Agent will provide to Company a certification that it has conducted background checks of each individual selling representative to verify that they are qualified to be appointed to the Company pursuant to all state and federal requirements including, the Federal Violent Crime Control and Law Enforcement Act of 1994.

STANDARD 4: THE COMPANY, BROKER/DEALER AND INSURANCE AGENT WILL ONLY MARKET THROUGH TRAINED SALES REPRESENTATIVES.

   . Insurance Agent will provide to Company a certification that it has provided to its sales representatives sufficient and adequate training with regard to the insurance products the Insurance Agent markets and compliance issues relevant to those insurance products and the financial institution market. Included in this training will be instruction addressing issues specifically relating to insurance sales to older customers.

STANDARD 5: THE COMPANY, BROKER/DEALER AND INSURANCE AGENT WILL MONITOR THE SALES PROCESS.

To ensure compliance with Company and state and federal regulatory and IMSA requirements:

   . Company, Broker/Dealer and Insurance Agent will allow each other to conduct reasonable audits of their respective marketing and operations area.

                                       3